Exhibit 99.1

Tandy Brands Accessories, Inc.	Investor Relations
J.S.B. Jenkins	Integrated Corporate Relations
Chief Executive Officer	James Palczynski
817-548-0090	203-682-8200
britt_jenkins@tandybrands.com	james.palczynski@icrinc.com
TANDY BRANDS REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS
— Announces 4¢ Per Share Dividend Payable July 18, 2008 —
ARLINGTON, Texas, May 15, 2008 —Tandy Brands Accessories, Inc. (Nasdaq GM:TBAC) today announced financial results for the third fiscal quarter ended March 31, 2008 and the board of directors approval of a $0.04 per common share quarterly dividend payable July 18, 2008 to stockholders of record at the close of business on June 30, 2008.
For the third quarter of fiscal 2008, net sales were $30.1 million compared to $37.9 million in the third quarter of fiscal 2007. The decline was due primarily to a retail environment which continues to be challenging. The Company reported a net loss for the quarter of $2.2 million, or $0.32 per diluted share. The loss was primarily attributable to not realizing economies of scale and leverage with the sales decline. For the third quarter of fiscal 2007, the Company had a net loss of $1.4 million, or $0.21 per diluted share.
During the quarter, the Company continued to implement changes to its operations as part of its strategic review process aimed at offsetting the impact of the challenging retail environment and general economic conditions. The Company’s cost reduction strategies were successful in reducing selling, general and administrative costs for the quarter by $2.6 million compared to the same period last year. The Company also noted that sales of inventory written down in the second quarter at prices greater than had been estimated to be realizable resulted in improved gross margins for each of its businesses in the third quarter. The Company has closed its West Bend, Wisconsin distribution facility and listed the property for sale.
Sales Growth Initiatives
The Company continues to pursue both new licenses and private label programs in order to diversify sales and generate opportunities for renewed growth. The Company noted the previously announced license for gift items under the Goodyear brand will open a new channel of distribution, providing further diversification. The Company also plans to expand the women’s gift line making the overall line appeal to a broader consumer base and launch the Rolfs 1915 brand of men’s small leather goods.

Operational Improvements
In addition to the closure of its West Bend, Wisconsin distribution facility, the Company is taking additional steps to reduce costs. Management believes such expenses as sample production costs can be reduced and a wide variety of cost reductions can be achieved through process enhancements and careful control of discretionary costs such as travel and consulting fees. Longer-term, reconfiguring the Company’s facilities might significantly reduce rent expense. The Company has increased its estimate of the annual cost savings it will achieve through its strategic transformation process from $4 million to $7 million, including the benefits of the actions which have already been implemented.
Balance Sheet
The Company’s financial position remains strong following the inventory and intangible asset write downs of the previous quarter. Inventories at the close of the third quarter were $36.8 million versus $64.4 million at June 30, 2007, a reduction of 43%. Accounts receivable and payable were described as appropriate and consistent with expectations. Outstanding borrowings were $4.4 million at quarter end and credit facility borrowing availability was $21.6 million. Stockholders’ equity of $62.5 million equated to $8.91 per share at March 31, 2008.
J.S.B. Jenkins, Chief Executive Officer, commented, “We are satisfied our strategic transformation process is well underway. We believe that over the course of the next several quarters we will be able to capitalize on new business initiatives, drive our costs to appropriate levels, and generate sustainable levels of profitability and cash flow. In connection with the corporate leadership changes announced in February 2008, we have retained an executive search firm to assist with hiring a President/COO.”
Mr. Jenkins concluded, “I am grateful for the support of our board of directors, our management team, and our employees during this process. We will do nothing less than remake the way our Company does business in order to be competitive and successful, regardless of the realities of the market.”
Conference Call
The Company has scheduled a conference call for 4:30 p.m. EDT on May 16, 2008. Parties interested in participating in the conference call may dial-in at 888-219-1217, while international callers may dial-in at 913-312-1445. A replay of the call will be available through Friday, May 23, 2008 and can be accessed by dialing 888-203-1112, or 719-457-0820 for international callers, and entering conference pin code 1684592. A live webcast of the conference call will be broadcast at www.viavid.net.
About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs and markets fashion accessories for men, women and children. Key product categories include belts, wallets, suspenders, neckwear, gifts, and sporting goods. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the e-commerce web sites for Rolfs® at www.rolfs.net and Sport Beads at www.sport-beads.com.

Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the Company’s specific market area. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

TANDY BRANDS ACCESSORIES, INC.
Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2008	2007	2008	2007
Net sales	$30,066	$37,905	$119,147	$159,444
Cost of goods sold	18,387	24,303	77,559	100,625
Inventory write-down	—	—	18,725	—

	18,387	24,303	96,284	100,625

Gross margin	11,679	13,602	22,863	58,819
Selling, general and administrative expenses	12,464	15,062	42,868	46,832
Depreciation and amortization	699	1,175	2,594	3,606
Goodwill impairment	—	—	16,475	—
Intangible impairment	—	—	1,299	—
Restructuring charges	612	—	1,050	—

Total operating expenses	13,775	16,237	64,286	50,438

Operating (loss) income	(2,096)	(2,635)	(41,423)	8,381
Interest expense	(177)	(141)	(1,287)	(1,033)
Other income	3	459	52	540

(Loss) income before income taxes	(2,270)	(2,317)	(42,658)	7,888
Income taxes (benefit)	(58)	(934)	1,980	3,036

Net (loss) income	$(2,212)	$(1,383)	$(44,638)	$4,852

(Loss) earnings per common share	$(0.32)	$(0.21)	$(6.52)	$0.72
(Loss) earnings per common share assuming dilution	$(0.32)	$(0.21)	$(6.52)	$0.71
Cash dividends declared per common share	$0.04	$0.04	$0.12	$0.095
Common shares outstanding	6,869	6,730	6,850	6,705
Common shares outstanding shares assuming dilution	6,869	6,730	6,850	6,877

TANDY BRANDS ACCESSORIES, INC.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31	June 30
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$4,470	$4,076
Accounts receivable	23,347	31,357
Inventories	36,769	64,372
Deferred income taxes	—	3,454
Other current assets	8,613	3,879

Total current assets	73,199	107,138

Property and equipment	32,352	38,928
Accumulated depreciation	(26,570)	(28,380)

Net property and equipment	5,782	10,548

Goodwill	—	16,361
Other intangibles	3,151	4,882
Other assets	1,662	1,734

	$83,794	$140,663

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,092	$16,903
Accrued expenses	5,386	6,439
Notes payable	4,349	6,069

Total current liabilities	16,827	29,411

Other liabilities:
Supplemental executive retirement obligation	1,818	1,587
Deferred income taxes	—	389
Other liabilities	2,688	1,369

Total other liabilities	4,506	3,345

Stockholders’ equity:
Common stock	7,008	6,912
Additional paid-in capital	34,588	33,616
Retained earnings	20,268	66,967
Other comprehensive income	1,604	1,326
Shares held by Benefit Restoration Plan Trust	(1,007)	(914)

Total stockholders’ equity	62,461	107,907

	$83,794	$140,663